EXHIBIT 23.1

                      CONSENT OF BUTTKE, BERSCH AND WANZEK

January 24, 2003


U.S. Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We acknowledge receipt of a copy of the disclosures set forth in the annual report of Mera Pharmaceuticals, Inc. on Form 10-KSB for the year ended October 31, 2002. In accordance with Item 304(a)(2)(ii)(D) of Regulation S-B promulgated by the SEC, this letter will confirm that we have reviewed the disclosure set forth in the proposed filing and we reasonably believe that no new information or clarification of the expression of your views as set forth therein is required. We consent to the incorporation by reference of our report dated January 24, 2003 relating to the financial statement schedule, which appears in this Form 10-KSB.


/s/ Buttke, Bersch & Wanzek, P.C.
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Lake Havasu City, AZ





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